Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Cadence Financial Corporation of our report dated February 9, 2006 relating to our audits of the consolidated financial statements of Seasons Bancshares, Inc. as of December 31, 2005 and 2004, appearing in the Prospectus, which is part of this Registration Statement.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

July 14, 2006